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                                                                   EXHIBIT 10.10

                              ACQUISITION AGREEMENT


         THIS ACQUISITION AGREEMENT (the "Agreement"), made this 31st day of December, 1997, is entered into by and among Sykes HealthPlan Services, Inc., a Florida corporation (the "Parent"), SHPS Acquisition Corp., a Florida corporation (the "Purchaser"), and OMS Holding Corporation ("OMS Holding"), Owen McKenna ("McKenna"), Stephen Holland, M.D. ("Holland"), Mark Wellman ("Wellman") (the "Current Shareholders"), Robert J. Bargar, M.D. and David C. Deitz, M.D. (the "Current Option Holders") (collectively, the "Selling Shareholders") and OMS Incorporated, a Massachusetts corporation (the "Acquired Company").


                              W I T N E S S E T H :

         WHEREAS, the parties desire to enter into this Acquisition Agreement pursuant to which Purchaser will purchase and the Selling Shareholders will sell all of the outstanding capital stock of the Acquired Company from the Selling Shareholders.

         NOW, THEREFORE, in consideration of the premises and the mutual promises, representations, warranties and covenants hereinafter set forth, the parties hereto agree as follows:

         I. DEFINITIONS. The capitalized terms used herein will have the meanings ascribed to them in Exhibit 1.1 hereto. Unless the context otherwise requires, such capitalized terms will include the singular and plural and the term "including" shall mean "including but not limited to." Wherever in this Agreement reference is made to the knowledge of the Acquired Company it means the individual knowledge of the Acquired Company's officers, directors and employees.


         II.  COVENANTS AND UNDERTAKINGS.

         II.1 Purchase and Sale of Stock. Subject to the terms and conditions hereinafter set forth, at the Closing, the Selling Shareholders shall sell, assign, transfer, convey and deliver to Purchaser, free and clear of all liens, claims, charges, security interests and other encumbrances of any nature whatsoever, and Purchaser shall purchase, Nine Hundred Seventy-Nine Thousand Nine Hundred Ninety-Eight (979,998) shares of the common capital stock of the Acquired Company (collectively, the "Shares") which represent all of the issued and outstanding shares of capital stock of the Acquired Company. Such sale, transfer, conveyance and delivery shall be evidenced by the delivery to Purchaser of share certificates duly endorsed in blank or share certificates accompanied by duly executed stock powers (with signatures guaranteed and with all necessary transfer taxes, if any, paid or


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other revenue stamps affixed thereto) together with such other documents of transfer as Purchaser shall reasonably request.

         II.2 Purchase Price.

              II.2.1 Consideration. Purchaser, in full payment for the Shares shall pay the Purchase Price as follows:

                      II.2.1.1 The Cash Purchase Price Amount less the Escrow Amount shall be paid in cash, or by wire transfer of immediately available funds at Closing, to the Selling Shareholders (and/or the Selling Shareholders' Representative on behalf of the Selling Shareholders, as directed by the Selling Shareholders' Representative as evidenced by Exhibit 2.2.1 attached hereto), such amount to be allocated among the Selling Shareholders based on their ownership of the preferred and the common capital stock as set forth on Exhibit
2.2.1 under the heading of "Cash Payable at Closing;"

                      II.2.1.2 The Escrow Amount shall be paid in cash or other immediately available funds at Closing to the Escrow Agent to be held in escrow pursuant to the terms of the Escrow Agreement; and

                      II.2.1.3 The Downward Purchase Price Adjustment Amount, if any, shall be paid in cash, or by other immediately available funds, to the Purchaser by the Selling Shareholders (such amount to be allocated among the Selling Shareholders in relationship to the purchase price allocated to each at Closing to the total purchase price as set forth on Exhibit 2.2.1 under the heading "Allocation of Adjustment Payment Amount"), as required by Section 2.2.2 below, within 10 days of the determination of the Final Closing Balance Sheet.

                      II.2.1.4 The Upward Purchase Price Adjustment Amount, if any, shall be paid in cash, or by other immediately available funds, by the Purchaser to the Selling Shareholders (such amount to be allocated among the Selling Shareholders in relationship to the purchase price allocated to each at Closing to the total purchase price as set forth on Exhibit 2.2.1 under the heading "Allocation of Adjustment Payment Amount"), as required by Section 2.2.2 below, within 10 days of the determination of the Final Closing Balance Sheet.

              II.2.2 Post-Closing Adjustment Procedures and Determination of the Adjustment Payment Amount.

                      II.2.2.1 Within 90 days of the Closing Date, Purchaser will use its best efforts to deliver to the Selling Shareholders the Closing Balance Sheet. Thereafter, each of Purchaser and the Selling Shareholders' Representative shall give


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the other and any independent auditors and authorized representatives of such party full access at all reasonable times to the properties, books, records and personnel of the Acquired Company relating to periods prior to the Closing Date for purposes of preparing, reviewing and resolving any disputes concerning the Closing Balance Sheet. The Selling Shareholders shall have 30 days following delivery to the Selling Shareholders of the Closing Balance Sheet during which to notify Purchaser of any dispute of any item contained therein, which notice shall set forth in reasonable detail the basis for such dispute. If the Selling Shareholders fail to notify Purchaser of any such dispute within such 30-day period, the Closing Balance Sheet provided by the Purchaser shall be final, conclusive and binding and shall be deemed to be the "Final Closing Balance Sheet." In the event that the Selling Shareholders shall so notify Purchaser of any dispute, the undisputed portion of Adjustment Payments shall be paid and Purchaser and the Selling Shareholders shall cooperate in good faith to resolve such dispute as promptly as practicable. If Purchaser and the Selling Shareholders are unable to resolve any such dispute within 15 days of the Selling Shareholders' delivery of such notice, such dispute shall be resolved by a Settlement Auditor. The Settlement Auditor shall make such revisions to the Closing Balance Sheet and Closing Income Statement as it deems appropriate in order to make a determination of the disputed items as promptly as practicable provided that the amount of the disputed item as so determined must be between (or equal to one of) the amounts proposed by the Selling Shareholders and Purchaser in the dispute. Such determination shall be final, conclusive and binding on the parties and shall be deemed a final arbitration award that is enforceable pursuant to all terms of the Federal Arbitration Act, 9 U.S.C. ss.ss. 1 et seq. (the "Federal Arbitration Act"). The expenses relating to the engagement of the Settlement Auditor shall be shared equally by Purchaser and the Selling Shareholders. In the event of a dispute, the Closing Balance Sheet and Closing Income Statement, as modified by the Settlement Auditor shall be the "Final Closing Balance Sheet."

                      II.2.2.2 Upon determination of the Final Closing Balance Sheet (i) the Purchaser may withdraw from the Escrow Fund the amount by which the book value net worth of the Acquired Company as of the Closing Date was less than $3,224,957 (the "Downward Purchase Price Adjustment Amount"), less any undisputed portion previously paid pursuant to Section 2.2.2.1, provided that the maximum amount that can be withdrawn from the Escrow Fund by the Downward Purchase Price Adjustment shall not exceed $250,000, and if such withdrawal is insufficient to cover the Downward Purchase Price Adjustment Amount, the Selling Shareholders shall pay to the Purchaser the deficit promptly following receipt of written notice of the deficit; or (ii) the Purchaser shall pay to the Selling Shareholders one-half (1/2) of the amount by which the book value net worth of the Acquired Company as of the Closing


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Date was greater than $3,224,957 (the "Upward Purchase Price Adjustment
Amount"), less any undisputed portion previously paid pursuant to Section
2.2.2.1.





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         II.3 Conduct of the Business of the Acquired Company Prior to Closing.









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         II.3.1 Except (i) with the prior consent in writing of Parent, (ii) as provided otherwise in this Agreement or (iii) as set forth on Schedule 2.3.1 of the Disclosure Letter, the Selling Shareholders and the Acquired Company covenant that, between the date of this Agreement and the Closing Date, the Acquired Company will conduct its business only in the ordinary course, and that it will: (a) use its best efforts to preserve the organization of the Acquired Company intact and to preserve the goodwill of clients, customers and others having business relations with the Acquired Company; (b) maintain the properties of the Acquired Company in the same working order and condition as such properties are in as of the date of this Agreement, reasonable wear and tear excepted; (c) keep in force at no less than the present limits of all existing bonds, letters of credit and policies of insurance insuring the Acquired Company, its performance and its respective properties; (d) not enter into any contract, commitment, arrangement or transaction of the type required to be listed on Schedules 3.4, 3.7, 3.11, 3.14.1, 3.14.2(i), 3.14.2(ii), 3.17 or 3.20
of the Disclosure Letter or suffer, permit or incur any of the transactions or events described in Section 3.10 hereof (except for (i) the payment of any health, disability and life insurance premiums which may become due, (ii) contributions or distributions required to be made (and not discretionary) pursuant to the terms of any Benefit Plans, including the payment prior to Closing of the Acquired Company's portion of 401(k) plan contributions on behalf of its employees in an amount not to exceed $55,000, which payment is not discretionary but would normally be made in March of 1998 and (iii) payment of employee bonuses other than to the Selling Shareholders, which bonuses shall not exceed in the aggregate $110,000 (such items (i) through (iii) hereinafter referred to as "Permitted Employee Distributions")) to the extent such events or transactions are within the control of the Acquired Company; (e) not make or permit any change in the Acquired Company's Certificate of Incorporation or Bylaws, or in its authorized, issued or outstanding securities; (f) not issue any security except as contemplated by Section 2.13 hereof, or grant any stock option or right to purchase any security of the Acquired Company, issue any security convertible into such securities, purchase, redeem, retire or otherwise acquire any of such securities, or agree to do any of the foregoing or declare, set aside or pay any dividend or other distribution in respect of such securities; (g) not make any contribution to or distribution on behalf of or to any employee of the Acquired Company (except Permitted Employee Distributions);
(h) not make any capital expenditure which when aggregated with all other capital expenditures for the period exceeds the sum of $100,000; and (i) promptly advise Parent in writing of any matters arising or discovered after the date of this Agreement which, if existing or known at the date hereof, would be required to be set forth or described in this Agreement or the Disclosure Letter.



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              II.3.2 Except after prior notification to, and with the prior written consent of, Parent, the Acquired Company will not make, between the date of this Agreement and the Closing Date, any material change in its respective banking or safe deposit arrangements or grant any powers of attorney. A list of all bank accounts, safe deposit boxes (and the contents thereof) and powers of attorney of the Acquired Company and of all persons authorized to act with respect thereto is set forth in Schedule 2.3.2 of the Disclosure Letter.

              II.3.3 Except with the prior consent in writing of Parent or as otherwise required by GAAP, the Acquired Company will not make, between the date of this Agreement and the Closing Date, any changes in its accounting methods or practices.

         II.4 Intercompany Accounts and Services. Prior to or at the Closing, the Acquired Company will take all actions necessary to settle as of the Closing all cash overdrafts, loans, advances, intercompany payables or receivables, indebtedness and other accounts between the Acquired Company, on the one hand, and any employee or any Affiliate of any employee.

         II.5 Examination of Property and Records. Between the date of this Agreement and the Closing Date, the Acquired Company will allow Parent, its counsel and other representatives full access to all the books, records, files, documents, assets, properties, contracts and agreements of the Acquired Company which may be reasonably requested, and shall furnish Parent, its officers and representatives during such period with all information concerning the affairs of the Acquired Company which may be reasonably requested. Parent will conduct any investigation in a manner which will not unreasonably interfere with the business of the Acquired Company.

         II.6 Employment and Noncompete Agreements. The Acquired Company will cause those employees identified on Exhibit 2.6(a) to enter into, at the Closing, Employment Agreements substantially in the form set forth in Exhibit 2.6(b).

         II.7 Consents and Approvals. The Acquired Company will use its best efforts to obtain the waiver, consent and approval of all persons whose waiver, consent or approval (i) is required or advisable in order to consummate the transactions contemplated by this Agreement or (ii) is required by any material agreement, lease, instrument, arrangement, judgment, decree, order or license to which the Acquired Company or any Affiliate of the Acquired Company is a party or subject to on the Closing Date and (a) which would prohibit, or require the waiver, consent or approval of any person to such transactions or (b) under which, without such waiver, consent or approval, such transactions would



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constitute an occurrence of default under the provisions thereof, result in the acceleration of any obligation thereunder or give rise to a right of any party thereto to terminate its obligations thereunder. All required written notices, waivers, consents and approvals from persons other than governmental authorities are listed on Schedule 3.9 of the Disclosure Letter and except as waived by the Parent in writing, at or prior to Closing, the consents shall be produced at Closing in form and content reasonably satisfactory to Parent.

         II.8 Access to Business Records. Prior to Closing, the Acquired Company shall cause any Selling Shareholder or any Affiliates thereof, who possess documents required to the performance of the Acquired Company's businesses to transfer such documents to the Acquired Company. Such Selling Shareholders may make copies or extracts from such books and records prior to transfer at their sole expense.

         II.9 Employee Matters.

              II.9.1 After the Closing until such date as the Acquired Company's employees commence participation in Parent's employee benefit plans, as described in the next sentence (the "Plan Transfer Date"), Parent shall cause the Purchaser to take whatever action is necessary or appropriate to cause the Acquired Company to maintain the participation, sponsorship and/or maintenance of all of the Acquired Company's employee benefit plans except those identified on Exhibit 2.9.1. From and after the Plan Transfer Date, all employees of the Acquired Company shall become participants in the employee benefit plans and programs maintained by the Parent for similarly situated employees of the Parent, which plans shall be substantially comparable to those of the Acquired Company, except as otherwise mutually agreed by the Acquired Company and the Parent. Such employee benefit plans that are health benefit plans shall (i) recognize expenses and claims that were incurred by such employees in the year in which the Closing Date occurs and recognized for similar purposes under the Acquired Company's plans as of the Closing Date and (ii) provide coverage (without any required waiting period) for pre-existing health conditions to the extent covered under the applicable plans or benefit programs of the Acquired Company as of the Closing Date. In addition, such employee benefit plans and programs shall credit such employees with years of service with the Acquired Company for all plan purposes, provided that no such crediting shall be required to the extent that it would result in a duplication of benefits or require contributions for years prior to the Closing Date.

              II.9.2 The Selling Shareholders and the Acquired Company shall provide Parent with any information which Parent shall reasonably request concerning the employees of the Acquired



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Company (the "Employees"), and shall cooperate with, and assist, Parent with respect to the commencement of participation of any Employee in the Parent's benefit plans or arrangements.

         II.10 Affiliated Contracts. At or prior to Closing, the Acquired Company shall cause the Selling Shareholders and their Affiliates to transfer to the Acquired Company any contracts the revenues from which are included in the revenues of the Acquired Company but which are in the name of the Selling Shareholders or their Affiliates and any assets which have been paid for by the Acquired Company but which are owned by the Selling Shareholders or their Affiliates, as opposed to the Acquired Company. All such assets and contracts are listed on Schedule 2.10 of the Disclosure Letter.

         II.11 Alternative Proposals. Prior to the Closing Date, the Selling Shareholders and the Acquired Company agree that the Acquired Company will not, nor shall it permit its officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it) to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its shareholders) with respect to a merger, acquisition, consolidation or similar transaction involving, or purchase of (i) all or any significant portion of the assets of the Acquired Company, or (ii) 25% or more of the outstanding shares of Acquired Company Preferred Stock and/or Common Stock (any such proposal or offer being hereinafter referred to as an "Alternative Proposal") or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Alternative Proposal (excluding the transactions contemplated by this Agreement), or otherwise facilitate any effort or attempt to make or implement an Alternative Proposal. Nothing in this Section 2.11 shall (x) permit the Acquired Company to terminate this Agreement, (y) permit the Acquired Company to enter into any agreement with respect to an Alternative Proposal for as long as this Agreement remains in effect (it being agreed that for as long as this Agreement remains in effect, the Acquired Company shall not enter into any agreement with any person that provides for, or in any way facilitates, an Alternative Proposal), or (z) affect any other obligation of the Acquired Company under this Agreement.

         II.12 Shareholder Consent. Each Selling Shareholder shall execute and deliver a Selling Shareholder Consent and Power of Attorney (the "Selling Shareholder Consent") appointing Owen McKenna to act as his, her or its attorney-in-fact for purposes of this Agreement and the obligations and covenants of such Selling Shareholder hereunder. In such capacity Owen McKenna (and any successor of Owen McKenna in such capacity as provided in the


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Selling Shareholder Consent) is referred to in this Agreement as the "Selling
Shareholders' Representative." The Parent and the Purchaser shall be entitled to rely on the acts of the Selling Shareholders' Representative as the acts of the Selling Shareholders without any obligation to inquire of the Selling Shareholders as to the authority of the Selling Shareholders' Representative to take any action taken by him as Agent or Selling Shareholders' Representative and the actions of the Selling Shareholders' Representative shall be binding on the Selling Shareholders as between them and the Parent and the Purchaser.

         II.13 Acquired Company Options. Prior to the Closing, the Selling Shareholders and the Acquired Company will take such action as is legally required to amend any Acquired Company stock option plans and the terms of all Acquired Company options outstanding at the Effective Time such that: (i) all outstanding Acquired Company options are immediately vested and exercisable in full at or before the Effective Time, (ii) no further options will be grantable under such plans after the date of this Agreement, and (iii) all change-of-control provisions contained in such plans and outstanding Acquired Company options will not apply to any Acquired Company options outstanding as of the date of this Agreement. In addition, at or prior to the Closing, the Current Option Holders shall exercise all of their options to acquire the common stock of the Acquired Company. All proceeds from the exercise of the Acquired Company options shall remain in the Acquired Company and reflected as an asset on the Closing Balance Sheet.

         II.14 Resignations. The Acquired Company and the Selling Shareholders covenant to cause to be delivered at the Closing the resignation of each of the directors of the Acquired Company, such resignations to be effective immediately following the Closing.

         II.15 Restrictions on OMS Holding Corporation Distributions. OMS Holding will not distribute or otherwise transfer any of the proceeds received by it from the sale of its Acquired Company Stock to any of its shareholders or affiliates unless and until it shall deliver to Parent a guarantee by Anthem Blue Cross Blue Shield of Connecticut (the "Anthem Guaranty") guaranteeing Holdings' obligations under this Agreement which guarantee shall be in form and substance acceptable to the Parent. OMS Holding will use its best efforts to deliver such guarantee to the parent within 30 days of the Closing.

         II.16 Delivery of Legal Opinion of Massachusetts Counsel. Within thirty
(30) days of the Closing, the Selling Shareholders shall deliver to the Parent and the Purchaser a legal opinion under Massachusetts law covering items listed on Exhibit 2.16, which shall be in form and content acceptable to the Parent and the Purchaser.



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         III. REPRESENTATIONS AND WARRANTIES OF THE ACQUIRED COMPANY AND THE
SELLING SHAREHOLDERS.

         Subject to the indemnity limitations set forth in Article VII, OMS Holding, severally but not jointly, and the Selling Shareholders other than OMS Holding jointly and severally represent and warrant to the Parent and the Purchaser as follows:

         III.1 Residency, Organization, Standing and Foreign Qualification.

               III.1.1 The Acquired Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts and has full corporate power and authority to carry on its business as it is now being conducted and to own and lease the properties and assets which it now owns or leases.

               III.1.2 The Acquired Company is now, and will be at Closing, duly qualified and/or licensed to transact business and in good standing as a foreign corporation in the jurisdictions listed in Schedule 3.1.2 of the Disclosure Letter, and the character of the property owned or leased by the Acquired Company and the nature of the business conducted by them do not require such qualification and/or licensing in any other jurisdiction, except where the failure to be so qualified or licensed would not have an Acquired Company Material Adverse Effect.

               III.1.3 The Acquired Company has no Subsidiaries.

               III.1.4 Each Selling Shareholder is a resident of the state set forth opposite their name on Schedule 3.1.4 of the Disclosure Letter and has the capacity and authority to execute and deliver this Agreement, to perform hereunder and to consummate the transactions contemplated hereby without the necessity of any act or consent of any other person whomsoever.

         III.2 Authority and Status/Ownership of Capital Stock.

               III.2.1 The Acquired Company has the capacity and authority to execute and deliver this Agreement, to perform hereunder without the necessity of any act or consent of any other person whomsoever. The execution, delivery and performance by the Acquired Company of this Agreement and each and every agreement, document and instrument provided for herein have been duly authorized and approved by the Board of Directors of the Acquired Company. This Agreement and each and every agreement, document and instrument to be executed, delivered and performed by the Acquired Company and the Selling Shareholders in connection



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herewith constitute or will, when executed and delivered, constitute the valid and legally binding obligations of such party enforceable against such party in accordance with their respective terms, except as enforceability may be limited by applicable equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws from time to time in effect affecting the enforcement of creditors' rights generally. Attached as Schedule 3.2 of the Disclosure Letter are true, correct and complete copies of the Certificate of Incorporation and Bylaws of the Acquired Company.

               III.2.2 Each Current Shareholder owns and each Current Option Holder will own at Closing the shares of capital stock of the Acquired Company set forth opposite his name on Exhibit 2.2.1 free and clear of any lien, charge or encumbrance whatsoever, and the Shares set forth thereon represent all of the shares of capital stock of the Acquired Company which will be issued and outstanding as of the Closing Date.

         III.3 Capitalization. The authorized capital stock of the Acquired Company consists of 1,100,000 shares of common stock, par value $.01 per share, of which 439,998 are issued and outstanding as of the date of this Agreement, and 510,000 shares of preferred stock, par value $2.55 per share, of which 510,000 are issued and outstanding as of the date of this Agreement. All of the outstanding shares of the Acquired Company are duly authorized, validly issued, fully paid, nonassessable and free of any preemptive rights. The authorization or consent of no other person or entity is required in order to consummate the transactions contemplated herein by virtue of any such person or entity having an equitable or beneficial interest in the Acquired Company or the capital stock of the Acquired Company. Except as set forth on Schedule 3.3 of the Disclosure Letter or as contemplated herein, there are no outstanding options, warrants, calls, commitments or plans by the Acquired Company to issue any additional shares of its capital stock, to pay any dividends on such shares or to purchase, redeem, or retire any outstanding shares of its capital stock, nor are there outstanding any securities or obligations which are convertible into or exchangeable for any shares of capital stock of the Acquired Company. Concurrent with the Closing, OMS Holding will exercise its right to convert its 510,000 shares of preferred stock into 510,000 shares of common stock in accordance with
Article 4, Section 3 of the Acquired Company's Restated Articles of Organization. In addition, the Current Option Holders will exercise their respective options and acquire 30,000 shares of common stock (Deitz - 20,000 shares; Bargar - 10,000 shares) in accordance with their respective Non-Qualified Stock Option Agreements, as amended. Accordingly, as of the Closing, there be 979,998 shares of common stock, par value $0.01 per share issued and outstanding.



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         III.4 Absence of Equity Investments. Except as described in Schedule
3.4 of the Disclosure Letter, the Acquired Company does not, either directly or indirectly, own of record or beneficially any shares or other equity interests in any corporation, partnership, limited partnership, joint venture, trust or other business entity. No officer or director of the Acquired Company or other Affiliate of such person, directly or indirectly, owns of record or beneficially any shares or other equity interests in any corporation (except as a shareholder holding less than one percent (1%) interest in a corporation whose shares are traded on a national or regional securities exchange or in the over-the-counter-market), partnership, limited partnership, joint venture, trust or other business entity, all or any portion of the business of which is competitive with that of the Acquired Company.

         III.5 Liabilities and Obligations of the Acquired Company.

               III.5.1 Attached as Schedule 3.5.1(a) are true, correct and complete copies of the Acquired Company's audited balance sheets as of December 31, 1994, 1995 and 1996 and the related statements of operations and cash flows for the fiscal years ending on December 31, 1994, 1995 and 1996 (the "Financial Statements"). Also attached as Schedule 3.5.1(a) are true, correct and complete copies of the Acquired Company's unaudited balance sheet as of August 31, 1997 and the related unaudited statement of operations and cash flows for the eight-month period then ended (the "Interim Financial Statements"). Except as specifically described in Schedule 3.5.1(b), the Financial Statements and the Interim Financial Statements fairly present the Acquired Company's current operations and financial condition as of the dates thereof, except to the extent that the Interim Financial Statements lack footnotes and do not reflect normal year-end adjustments, none of which would materially and adversely change the results reported therein.

               III.5.2 Except as described in Schedule 3.5.1(a) and 3.5.1(b), the Acquired Company has no liability or obligation related to its assets or business (whether accrued, absolute, contingent or otherwise), except for (i) the liabilities and obligations of the Acquired Company that are disclosed or reserved against in the Interim Financial Statements, to the extent and in the amounts so disclosed or reserved against, (ii) liabilities that were incurred or accrued in the ordinary course of the Acquired Company's business since the date of the Interim Financial Statements, (iii) the liabilities and obligations of the Acquired Company under the Material Agreements, and (iv) those nonmaterial liabilities and obligations of the Acquired Company under all contracts and agreements other than the Material Agreements.



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         III.6 Taxes. The Acquired Company has duly filed all federal, and material state, local and foreign income, franchise, excise, real and personal property and other tax returns and reports (including, but not limited to, those filed on a consolidated, combined or unitary basis) required to have been filed by the Acquired Company prior to the date hereof. All of the foregoing returns and reports are true and correct in all material respects, and the Acquired Company has paid or, prior to the Closing Date, will pay all taxes, interest and penalties required to be paid in respect of the periods covered by such returns or reports to any federal, state, foreign, local or other taxing authority. The Acquired Company will pay or make adequate provision in the Final Closing Balance Sheet for all taxes payable in respect of all periods ending on or prior to the Closing Date. The Acquired Company at Closing will have no material liability for any taxes in excess of the amounts so paid or reserves so established and the Acquired Company will not be delinquent in the payment of any material tax, assessment or governmental charge that is due and payable and has not requested any extension of time within which to file any returns in respect of any fiscal year which have not since been filed. No deficiencies for any tax, assessment or governmental charge have been proposed in writing, asserted or assessed (tentatively or definitely), in each case, by any taxing authority, against the Acquired Company for which there are not adequate reserves. The Acquired Company is not the subject of any Tax audit. As of the date of this Agreement, there are no pending requests for waivers of the time to assess any such tax, other than those made in the ordinary course and for which payment has been made or there are adequate reserves. For the purposes of this Agreement, the term "Tax" shall include all federal, state, local and foreign taxes including interest and penalties thereon. The Acquired Company has not filed an election under Section 341(f) of the Code to be treated as a consenting corporation.



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         III.7 Ownership of Assets and Leases.






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               III.7.1 Real Estate and Personal Property. Schedule 3.7 of the
Disclosure Letter is a complete and correct list and brief description as of the date of this Agreement of all real property and items of personal property which are owned and have a book value in excess of $100,000 net of the reserve for depreciation, and all real property and all material items of personal property which are leased or licensed by the Acquired Company under leases relating to assets which are material to the operation of the Acquired Company or which provide for payments throughout the lease term of more than $25,000. The Acquired Company has good and marketable title to all of its property and assets, other than leased or licensed property, including those listed and described in Schedule 3.7 of the Disclosure Letter as owned property and assets, in each case free and clear of any liens, security interests, claims, charges, options, rights of tenants or other encumbrances, except as disclosed or reserved against in Schedule 3.7 of the Disclosure Letter (to the extent and in the amounts so disclosed or reserved against) and except for liens arising from current taxes not yet due and payable. Each of the leases, licenses and agreements described in Schedule 3.7 of the Disclosure Letter is in full force and effect and constitutes a legal, valid and binding obligation of the Acquired Company and, to the knowledge of the Acquired Company and the Selling Shareholders, the other respective parties thereto and, to the knowledge of the Acquired Company and the Selling Shareholders, is enforceable in accordance with its terms, except as enforceability may be limited by applicable equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws from time to time in effect affecting the enforcement of creditors' rights generally, and there is not under any of such leases, licenses or agreements existing any default of the Acquired Company or, to the knowledge of the Acquired Company and the Selling Shareholders, any other parties thereto. Neither the Acquired Company nor any Selling Shareholder has received any payment from a lessor or licensee in connection with or as inducement for entering into a lease or license under which it is a lessee or a licensee. All buildings, machinery and equipment owned or leased by the Acquired Company are in good operating condition and reasonable state of repair, subject only to ordinary wear and tear. The Acquired Company has not received any notice of a violation of any applicable zoning regulation, ordinance or other law, regulation or requirement relating to its operations and properties, whether owned or leased, and there is no such violation by the Acquired Company or grounds therefor which could have an Acquired Company Material Adverse Effect. Except pursuant to this Agreement, neither the Acquired Company nor any Selling Shareholder is a party to any contract or obligation whereby there has been granted to anyone an absolute or contingent right to purchase, obtain or acquire any rights in any of the assets, properties or operations which are owned by the Acquired Company or which are used in connection with the business of the Acquired Company.

         III.8 Accounts Receivable. All of the accounts receivable of the Acquired Company as of the date of the Interim Financial Statements are and as of the Closing Date will have arisen in the ordinary course of business and represent valid accounts which are not subject to offset or dispute except as otherwise disclosed to Parent in the Disclosure Letter. The accounts receivables reserves reflected on the Interim Financial Statements are as of such date established in accordance with GAAP consistently applied and any reserves established after such date and prior to the Closing Date will likewise be established in accordance with GAAP consistently applied. An aged list of the Accounts Receivable of the Acquired Company as of the end of the last month preceding the date of this Agreement is set forth on Schedule 3.8(a) of the Disclosure Letter. To the best knowledge of the Acquired Company, the accounts receivable of the Acquired Company are collectible in full net of any reserves thereon. Except as set forth on Schedule 3.8(b), no accounts payable of the Acquired Company are, as of the date of this Agreement, over thirty (30) days old.

         III.9 Required Filings and Absence of Conflicts. Except as listed in
Schedule 3.9 of the Disclosure Letter, the execution and delivery of this Agreement by the Acquired Company and the Selling Shareholders does not, and the consummation of the transactions contemplated hereby will not, violate any provision of the Certificate of Incorporation, as amended, or Bylaws, as amended, of the Acquired Company or violate or constitute an occurrence of default under any provision of, or conflict with, or result in acceleration of any obligation under, or give rise to a right by any party to terminate its obligations under, any material mortgage, deed of trust, conveyance to secure debt, note, loan, lien, lease, agreement, instrument, or any order, judgment, decree or other material arrangement to which the Acquired Company is a party or is bound or by which the Acquired Company's assets are affected. Except as listed or described on Schedule 3.9 of the Disclosure Letter, no consent, approval, order or authorization of, or registration, declaration or filing with, any governmental entity is required to be obtained or made by or with respect to the Acquired Company, any Selling Shareholder or any assets, properties or operations of the Acquired Company or any Selling Shareholder, in connection with the execution and delivery by the Acquired Company of this Agreement or the consummation of the transactions contemplated hereby.

         III.10 Absence of Changes. Since August 31, 1997, the Acquired Company has not, nor has anyone on its behalf, except as disclosed on Schedule 3.10 of the Disclosure Letter or as permitted by Section 2.3 hereof:

                III.10.1 Transferred, assigned, conveyed or liquidated into current assets any of its assets or business or entered into any transaction or incurred any liability or obligation, other than in the ordinary course of its business;

               III.10.2 Suffered any Acquired Company Material Adverse Effect or become aware of any event or state of facts which may result in any an Acquired Company Material Adverse Effect;

               III.10.3 Suffered any destruction, damage or loss to a material asset or a group of assets that are in the aggregate material to the business, whether or not covered by insurance;

               III.10.4 Suffered, permitted or incurred the imposition of any lien, charge, encumbrance (which as used herein includes, without limitation, any mortgage, deed of trust, conveyance to secure debt or security interest) or claim upon any of its assets, except for any current year lien with respect to Taxes not yet due and payable;

               III.10.5 Committed, suffered, permitted or incurred any default in any liability or obligation;

               III.10.6 Made or agreed to any adverse change in the terms of any material contract or instrument to which it is a party;

               III.10.7 Waived, canceled, sold or otherwise disposed of, for less than the face amount thereof, any material claim or right which it has against others or accelerated its collections or its efforts to collect accounts receivable or otherwise deviated from its normal collection activities consistent with historic practice in any material respect;

               III.10.8 Declared, promised or made any dividend payment, distribution or other payment to its shareholders (other than the payment of reasonable compensation for services actually rendered) or issued any additional shares or rights, options or calls with respect to the Acquired Company's shares, or redeemed, purchased or otherwise acquired the Acquired Company's shares except in accordance with Section 2.13 hereof, or made any change whatsoever in the Acquired Company's capital structure;

               III.10.9 Except for Permitted Employee Distributions, paid, agreed to pay or incurred any obligation for any payment for, any contribution or other amount to, or with respect to, any employee benefit plan, or paid or agreed to pay any bonus to, or granted or agreed to grant any increase in the compensation of, the Acquired Company's directors, officers, agents or employees, or made any increase in the pension, retirement or other benefits of its directors, officers, agents or other employees.

                III.10.10 Committed, suffered, permitted or incurred any transaction or event which would materially increase its Tax liability for any prior taxable year;

                III.10.11 Incurred any other material liability or obligation or entered into any transaction other than in the ordinary course of business and other than the obligation to pay broker's fees and expenses pursuant to Section
9.2 and 9.4 (for purposes of this Section, the incurrence of term debt, debt incurred pursuant to promissory notes and capital leases shall not be considered as incurred in the ordinary course of business);

                III.10.12 Received any notices, or had reason to believe, that any material customer has taken or contemplates any steps which could materially disrupt the business relationship of the Acquired Company with said person or could result in the material diminution in the value of the Acquired Company as a going concern;

                III.10.13 Paid, agreed to pay or incurred any material obligation for any payment of any indebtedness except current liabilities incurred in the ordinary course of business, broker's fees and expenses pursuant to Sections 9.2 and 9.4, and except for payments as they become due pursuant to governing agreements as such agreements existed on August 31, 1997;

                III.10.14 Delayed or postponed the payment of any liabilities, whether current or long term, or failed to pay in the ordinary course of business any material liability on a timely basis consistent with prior practice;

                III.10.15 Suffered or experienced any material adverse change in the equipment, other assets or liability accounts; or

                III.10.16 Acquired or agreed to acquire any capital items with an aggregate value of more than $100,000.

         III.11 Litigation. Except as otherwise set forth in Schedule 3.11 of the Disclosure Letter, there is no suit, action, proceeding, claim or investigation pending or, to the knowledge of the Acquired Company, threatened against or affecting the Acquired Company and, to the knowledge the Acquired Company, there exists no basis or grounds for any such suit, action, proceeding, claim or investigation. None of the items described in Schedule 3.11 of the Disclosure Letter, individually or in the aggregate, if pursued and/or resulting in a judgment, would have an Acquired Company Material Adverse Effect or adversely affect the right of the Acquired Company or the Selling Shareholders to consummate the transactions contemplated hereby.

         III.12 Licenses and Permits; Compliance With Law. Any disclosures on
Schedule 3.12 notwithstanding, the Acquired Company holds all licenses, certificates, permits, franchises and rights from all appropriate federal, state or other public authorities necessary for the conduct of its business and the use of its assets. All such licenses, certificates, permits, franchises and rights are listed in Schedule 3.12 of the Disclosure Letter. Except as noted in
Schedule 3.12 of the Disclosure Letter, the Acquired Company is presently conducting its business so as to comply with all applicable statutes, ordinances, rules, regulations and orders of any governmental authority, except to the extent such failure to comply would not have an Acquired Company Material Adverse Effect. Further, the Acquired Company is not presently charged with, or, to the knowledge of the Acquired Company, under governmental investigation with respect to, any actual or alleged violation of any statute, ordinance, rule or regulation, nor presently the subject of any pending or, to the knowledge of the Acquired Company, threatened material adverse proceeding by any regulatory authority having jurisdiction over its business, properties or operations. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in the termination of any material license, certificate, permit, franchise or right held by the Acquired Company.

         III.13 Contracts, Etc. Schedule 3.13 of the Disclosure Letter sets forth a true and complete list of all contracts, agreements and other instruments to which the Acquired Company is a party which are not listed on Schedules 3.7, 3.14.2(ii), 3.17 or 3.20 of the Disclosure Letter and which involve the payment by or to the Acquired Company of more than $100,000 over the term of the agreement, and contemporaneously with the delivery of the Disclosure Letter, the Acquired Company has delivered a true and complete copy of each contract, agreement or instrument listed in Schedules 3.7, 3.13, 3.14.2(ii),
3.17 and 3.20 of the Disclosure Letter which is written and a summary of the terms of each such contract or agreement which is oral, certified as such by a duly authorized officer of the Acquired Company. Schedule 3.13 of the Disclosure Letter includes the following:

                III.13.1 Any contract or commitment which requires services in excess of $100,000 to be provided or performed by the Acquired Company or which authorizes others to perform services for a third party for, through or on behalf of the Acquired Company, other than those services performed for customers and clients set forth on Schedule 3.18 of the Disclosure Letter;

                III.13.2 Any contract or commitment involving an obligation in excess of $100,000 which cannot, or in reasonable probability will not, be performed or terminated within one year from the dates as of which these representations are made;

                III.13.3 Any note receivable;

                III.13.4 Any contract or commitment providing for payments based in any manner upon the sales, purchases, receipts, income or profits of the Acquired Company;

                III.13.5. Any franchise agreement, marketing agreement or royalty agreement (and with respect to each such agreement Schedule 3.13 of the Disclosure Letter sets forth the aggregate royalties or similar payment paid or payable hereunder by the Acquired Company as of the date hereof);

                III.13.6 Any contract or agreement with a creditor not made in the ordinary course of business;

                III.13.7 Any employment contract or arrangement regarding an employee or independent contractors which is not terminable by the Acquired Company within thirty (30) days without payment of any amount for any reason whatsoever, or without any continuing payment of any type or nature, including, without limitation, any bonuses and vested commissions;

                III.13.8 Any contract, agreement, understanding or arrangement materially restricting the Acquired Company from carrying on its business anywhere in the world;

                III.13.9 Any material instrument or arrangement evidencing or related to indebtedness for money borrowed or to be borrowed, whether directly or indirectly, by way of purchase money obligation, guaranty, subordination, conditional sale, lease-purchase or otherwise;

                III.13.10 Any contract with any labor organization; and

                III.13.11 Any material bond, suretyship arrangement, guarantee, letter of credit or other performance guarantee document pursuant to which any obligation of the Acquired Company is guaranteed or secured or pursuant to which the Acquired Company has guaranteed or secured the performance or obligation of another person.

         All of the contracts, agreements, policies of insurance or instruments described in Schedules 3.4, 3.7, 3.13, 3.14.2(i), 3.14.2(ii), 3.17 or 3.20 of
the Disclosure Letter (collectively, the "Material Agreements") are valid and binding upon the Acquired Company and, to the knowledge of the Acquired Company, the other parties thereto and are in full force and effect. Neither the Acquired Company nor, to the knowledge of the Acquired Company, any other party to any such contract, commitment or arrangement has breached any material provision of, or is in default under, the terms thereof. The credentialling Application(s) submitted by the Acquired Company to BCBSC and incorporated by reference into the Utilization/Quality Management Consulting Services Agreement is true and correct in all material respects and as of the Closing Date, there exist no circumstances which would cause or give a right of termination of such contract to BCBSC.

         III.14 Intellectual Property; Computer Software.

                III.14.1 Schedule 3.14.1 of the Disclosure Letter sets forth a complete and correct list and summary description of all material trademarks, trade names, service marks, service names, brand names, copyrights and patents, registrations thereof and applications therefor, applicable to or used in the business of the Acquired Company, together with a complete list of all licenses granted by or to the Acquired Company with respect to any of the above. All such trademarks, trade names, service marks, service names, brand names, copyrights and patents are owned by the Acquired Company, free and clear of all liens, claims, security interests and encumbrances of any nature whatsoever. The Acquired Company is not currently in receipt of any notice claiming any violation of, and, to the knowledge of the Acquired Company, it is not violating, the rights of others in any trademark, trade name, service mark, copyright, patent, trade secret, know-how or other intangible asset. The disclosures on Schedule 3.14.1 notwithstanding, the Company is not violating or infringing upon any patent of Health Risk Management Incorporated.

                III.14.2 (i)   Schedule 3.14.2(i) of the Disclosure Letter
contains a complete and accurate list of all material computer software owned by the Acquired Company (the "Owned Software"). Except as set forth on Schedule 3.14.2(i) of the Disclosure Letter, the Acquired Company has exclusive title to the Owned Software, free and clear of all claims, including claims or rights of employees, agents, consultants, customers, licensees or other parties involved in the development, creation, marketing, maintenance, enhancement or licensing of such computer software. Except as set forth on Schedule 3.14.2(i) of the Disclosure Letter, the Owned Software is not dependent on any Licensed Software (as defined in subsection (ii) below) in order to fully operate in the manner in which it is intended. No Owned Software has been published or disclosed to any other parties, except as set forth on Schedule 3.14.2(i) of the Disclosure Letter, and except pursuant to contracts requiring such other parties to keep the Owned Software confidential. To the knowledge of the Acquired Company, no such other party has breached any such obligation of confidentiality.

                         (ii) Schedule 3.14.2(ii) of the Disclosure Letter
contains a complete and accurate list of all software (other than Shrinkwrap Software) under which the Acquired Company is a licensee, lessee or otherwise has obtained the right to use software (the "Licensed Software"). Schedule 3.14.2(ii) of the Disclosure Letter also sets forth a list of all license fees, rents, royalties or other charges that the Acquired Company is required or obligated to pay with respect to Licensed Software. The Acquired Company has the right and license to use, sublicense, modify and copy Licensed Software, free and clear of any limitations or encumbrances except as may be set forth in any license agreements listed in
Schedule 3.14.2(ii) of the Disclosure Letter or contained in any license for Shrinkwrap Software. The Acquired Company is in full compliance with all material provisions of any license, lease or other similar agreement pursuant to which it has rights to use the Licensed Software. Except as disclosed on
Schedule 3.14.2(ii) of the Disclosure Letter, none of the Licensed Software has been incorporated into or made a part of any Owned Software or any other Licensed Software. The Acquired Company has not published or disclosed any Licensed Software to any other party.

                         (iii) The Owned Software and Licensed Software
constitute all software currently used in or necessary for the conduct of the businesses of the Acquired Company as currently conducted (the "Acquired Company Software"). Schedule 3.14.2(iii) of the Disclosure Letter sets forth a list of all contract programmers, independent contractors, nonemployee agents and persons or other entities (other than employees) who have performed material computer programming services for the Acquired Company (provided, however, that if such services were performed by another company, the schedule need not list the employees of the company performing such services) and identifies all material contracts and agreements pursuant to which such services were performed. The transactions contemplated herein will not cause a material breach or default under any licenses, leases or similar agreements relating to the Acquired Company Software or materially impair the Parent's or the Purchaser's ability to use the Acquired Company Software in the same manner as such computer software is currently used by the Acquired Company. The Acquired Company is not infringing any intellectual property rights of any other person or entity with respect to the Acquired Company Software, and to the knowledge of the Acquired Company, no other person or entity is infringing any intellectual property rights of the Acquired Company with respect to the Acquired Company Software or is claiming any right, title or interest in the Acquired Company Software or any infringement by the Acquired Company of any intellectual property right which such other person may possess.

                         (iv) Schedule 3.14.2(iv)(a) of the Disclosure Letter
lists and separately identifies all agreements pursuant to which the Acquired Company has been granted rights to market software owned by third parties, and
Schedule 3.14.2(iv)(b) of the Disclosure Letter lists and separately identifies all agreements pursuant to which the Acquired Company has granted marketing rights in the Acquired Company Software to third parties.

                         (v)  To the knowledge of the Acquired Company, the
Acquired Company has not taken or failed to take any actions under the law of any applicable foreign jurisdictions where the Acquired Company has marketed or licensed Acquired Company Software that would restrict or limit the ability of the Acquired Company to protect, or prevent it from protecting, its ownership interests in, confidentiality rights of, and rights to market, license, modify or enhance, the Acquired Company Software.

                         (vi) Except as set forth in Schedule 3.14.2(i) of the
Disclosure Letter, the Owned Software and Licensed Software (a) includes Year 2000 date data century recognition; calculations which accommodate same century and multi-century formulas and date values; correct sort ordering; and date data interface values that reflect the century; (b) will not cause an abnormal abend or abort within the application on account of date data properly entered into the application or result in the generation of incorrect values or invalid outputs involving such date; and (c) provides that all date related user interface functionalities and data fields include the indication of the correct century. Except as set forth in Schedule 3.14.2(i), all date processing by Owned Software and Licensed Software will include four digit year format and recognize and correctly process dates for leap years.

         III.15 Product Warranties and Liabilities. Except as listed on Schedule
3.15 of the Disclosure Letter, the Acquired Company has no forms of warranties or guarantees of its products and services that are in effect or proposed to be used by it. Schedule 3.15 of the Disclosure Letter sets forth a description of each pending or, to the knowledge of the Acquired Company, threatened material action under any warranty or guaranty against the Acquired Company. The Acquired Company has not incurred, nor does the Acquired Company know or have any reason to believe there is any basis for alleging, any material liability, damage, loss, cost or expense as a result of any material defect or other deficiency (whether of design, materials, workmanship, labeling instructions or otherwise) ("Product Liability") with respect to any product sold or services rendered by or on behalf of the Acquired Company (including any lessee thereof) prior to the Closing Date, whether such Product Liability is incurred by reason of any express or implied warranty (including, without limitation, any warranty of merchantability or fitness), any doctrine of common law (tort, contract or other), any statutory provision or otherwise and irrespective of whether such Product Liability is covered by insurance.

         III.16 Labor Matters. Schedule 3.16 of the Disclosure

Letter sets forth a list of all employees, consultants and independent contractors of the Acquired Company whose compensation for 1997 or expected compensation for 1998 exceeds $75,000 per annum and lists the compensation per annum for such persons. Except as set forth on Schedule 3.16 of the Disclosure Letter, within the last three (3) years, the Acquired Company has not been the subject of any union activity or labor dispute, nor has there been any strike of any kind called or threatened to be called, against the Acquired Company. Except as set forth on Schedule 3.16 of the Disclosure Letter, the Acquired Company has not violated any applicable federal or state law or regulation relating to labor, labor practices or immigration matters. The Acquired Company has no knowledge that there will be any adverse change in relations with employees and independent contractors of the Acquired Company as a result of the transactions contemplated by this Agreement.

         III.17 Benefit Plans.

                III.17.1 Schedule 3.17 of the Disclosure Letter, lists every pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus or other incentive plan, any other material written or unwritten employee program, arrangement, agreement or understanding, (whether arrived at through collective bargaining or otherwise), any medical, vision, dental or other health plan, any life insurance plan or any other employee benefit plan or fringe benefit plan, including, without limitation, any "employee benefit plan," as that term is defined in
Section 3(3) of ERISA, or any other plan, program, agreement, arrangement, commitment and/or method of compensation, whether funded or unfunded, whether legally binding or not, currently or previously adopted, maintained, sponsored in whole or in part or contributed to by the Acquired Company or any Affiliate of the Acquired Company for the benefit of employees, retirees, dependents, spouses, directors, officers, independent contractors or other beneficiaries of the Acquired Company or an Affiliate of the Acquired Company and under which employees, retirees, dependents, spouses, directors, officers, independent contractors or other beneficiaries of the Acquired Company or an Affiliate of the Acquired Company are eligible to participate or under or in connection with which the Acquired Company may have any contingent or noncontingent liability of any kind whether or not probable of assertion (collectively, the "Benefit Plans"). Any of the Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, or an "employee welfare benefit plan" as that term is defined in Section 3(1) of ERISA, is referred to herein as an "ERISA Plan." No Benefit Plan is or has been a "multiemployer plan" within the meaning of Section 3(37) of ERISA. The Acquired Company has never contributed to or had an obligation to contribute to any multiemployer plan.

               III.17.2 Schedule 3.17 of the Disclosure Letter also lists:
(a) where applicable, with respect to any such plans or plan amendments, the most recent determination letters issued by the United States Internal Revenue Service, (b) all rulings, opinion letters, information letters or advisory opinions issued by the United States Department of Labor, the United States Internal Revenue Service or the Pension Benefit Guaranty Corporation after December 31, 1974, with respect to such Benefit Plan, (c) annual reports or Returns and audited or unaudited financial statements for the most recent three plan years and any amendments thereto, and (d) the most recent summary plan descriptions and any material modifications thereto, and any other material written communications to employees or to any governmental agency with respect to such Benefit Plans during the three most recent plan years. Contemporaneous with the delivery of the Disclosure Letter, the Acquired Company has delivered a true and complete copy of each such Benefit Plan or summary description if such Benefit Plan is not in writing, agreements, letters, rulings, opinions, letters, reports, Returns, financial statements and summary plan descriptions described in Sections 3.17.1 or 3.17.2 hereof, certified as such by a duly authorized officer of the Acquired Company.

                III.17.3 Except to the extent that it would not have an Acquired Company Material Adverse Effect, all the Benefit Plans and the related trusts subject to ERISA comply with and have been administered in compliance with the provisions of ERISA, all provisions of the Code relating to qualification and tax exemption under Code Sections 401(a) and 501(a) or otherwise applicable to secure intended Tax consequences, all applicable state or federal securities laws and all other applicable laws, rules and regulations and collective bargaining agreements, and neither the Acquired Company nor any Affiliate has received any notice from any governmental agency or instrumentality questioning or challenging such compliance. All available governmental approvals for the Benefit Plans have been obtained, including, but not limited to, timely determination letters on the qualification of the ERISA Plans and tax exemption of related trusts, as applicable, under the Code and timely registration and disclosure under applicable securities laws, and all such governmental approvals continue in full force and effect. No event has occurred which will or could give rise to disqualification of any such plan under sections 401(a) or 501(a) of the Code, adversely affect the qualified status of the Plan of any such plan under Sections 401(a) or 501(a) of the Code or to a tax under Section 511 of the Code. All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each Benefit Plan and have been paid on a timely basis.

                III.17.4 Neither the Acquired Company, any Affiliate nor any administrator or fiduciary of any such Benefit Plan (or agent or delegate of any of the foregoing) has engaged in any transaction or acted or failed to act in any manner which could subject the Acquired Company to any direct or indirect liability (by indemnity or otherwise) for a breach of any fiduciary, co-fiduciary or other duty under ERISA. No oral or written representation or communication with respect to any aspect of the Benefit Plans has been or will be made to employees of the Acquired Company prior to the Closing Date which is not in accordance with the written or otherwise pre-existing terms and provisions of such Benefit Plans in effect immediately prior to the Closing Date. There are no unresolved claims or disputes under the terms of, or in connection with, the Benefit Plans, and no action, legal or otherwise, has been commenced with respect to any claim.

               III.17.5 All annual reports or Returns, audited or unaudited financial statements, actuarial valuations, summary annual reports and summary plan descriptions issued with respect to the Benefit Plans are correct and accurate in all material respects as of the dates thereof, and have been timely filed or disseminated, as appropriate or required by applicable law, and there have been no amendments filed to any of such reports, returns, statements, valuations or descriptions or required to make the information therein true and accurate.

                III.17.6 No "party in interest" (as defined in Section 3(14) of ERISA) or "disqualified person" (as defined in Section 4975(e)(2) of the Code) of any Benefit Plan has engaged in any "prohibited transaction" (within the meaning of Section 4975(c) of the Code or Section 406 of ERISA). There has been no (a) "reportable event" (as defined in Section 4043 of ERISA), or event described in Section 4062(f) or Section 4063(a) of ERISA or (b) termination or partial termination, withdrawal or partial withdrawal with respect to any of the ERISA Plans which the Acquired Company or an Affiliate of the Acquired Company maintains or contributes to or has maintained or contributed to or was required to maintain or contribute to or for the benefit of employees of the Acquired Company or any Affiliate of the Acquired Company now or formerly in existence.

                III.17.7 Except as set forth on Schedule 3.17.8 of the Disclosure Letter, the Acquired Company did not have any current or future liability under any Benefit Plan that was not reflected in such filing, and the liability of the Acquired Company in connection with any Benefit Plan as of Closing will not exceed the amount recorded therefor on the books of the Acquired Company.

                III.17.8 The Acquired Company has not maintained a Benefit Plan providing welfare benefits (as defined in ERISA

Section 3(1)) to employees after retirement or other separation of service except to the extent required under Part 6 of Title I of ERISA and Code Section 4980B, or except as set forth on Schedule 3.17.10 of the Disclosure Letter.

                III.17.9 The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee of the Acquired Company to severance pay, unemployment compensation or any payment contingent upon a change in control or ownership of the Acquired Company, or
(ii) accelerate the time of payment or vesting, or increase the amount, of any compensation due to any such employee or former employee.

                III.17.10 All Benefit Plans subject to section 4980B of the Code as amended from time to time or Part 6 of Title I of ERISA or both have been maintained in material compliance with the requirements of such laws and any regulations (proposed or otherwise) issued thereunder except to the extent that such noncompliance would not cause an Acquired Company Material Adverse Effect.

         III.18 Customers and Clients. Schedule 3.18 of the Disclosure Letter consists of a true and correct list of all of the customers and clients of the Acquired Company within the preceding twenty-four months who generated revenues of more than $100,000 within a twelve-month period, setting forth as to each customer or client its name and address. Except as set forth on Schedule 3.18 of the Disclosure Letter, neither the Acquired Company nor any Selling Shareholder has received any notice, or has knowledge that any such customer or client has taken or contemplates taking any steps which could materially disrupt the business relationship of the Acquired Company with such customer or client, or could result in the material diminution in the value of the business of the Acquired Company as a going concern.

         III.19 Environmental Matters. Except as set forth in Schedule 3.19 of the Disclosure Letter, no real property now or previously used by the Acquired Company or now or previously owned or leased by the Acquired Company (the "Real Property") has been used by the Acquired Company for the handling, treatment, storage or disposal of any Hazardous Substance (as hereinafter defined). Except as set forth in Schedule 3.19 of the Disclosure Letter, the Acquired Company has not released, discharged, spilled or disposed into the environment any Hazardous Substance and the Acquired Company has not caused soil, water or air contamination by any Hazardous Substance in, from or on the Real Property. Except as set forth in Schedule 3.19 of the Disclosure Letter, the Acquired Company has complied with all reporting requirements under any applicable federal, state or local environmental laws and permits, and there are no existing violations by the Acquired Company of any such environmental laws or permits, except to the extent that such violation would not have an Acquired Company Material Adverse Effect. There are no claims, actions, suits, proceedings or investigations pending, or to the knowledge of the Acquired Company, threatened against the Acquired Company related to the presence, release, production, handling, discharge, spillage, transportation or disposal of any Hazardous Substance or ambient air conditions or contamination of soil, water or air by any Hazardous Substance with respect to the Real Property. To the knowledge of the Acquired Company and the Selling Shareholders, no building or other improvement included in any Real Property which is or was owned by the Acquired Company or is presently leased by the Acquired Company contains any asbestos or has radon contamination. For the purposes of this Agreement, "Hazardous Substance" shall mean any hazardous or toxic substance or waste as those terms are defined by any applicable federal, state or local law, ordinance, regulation, policy, judgment, decision, order or decree, including, without limitation, the Comprehensive Environmental Recovery Compensation and Liability Act, 42 U.S.C. 9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. ss. 1801 et. seq. and the Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq., and petroleum, petroleum products and oil, but shall not include normal cleaning or office supply products in limited quantities customary to an office environment.

         III.20 Insurance. Set forth in Schedule 3.20 of the Disclosure Letter is a complete list of all insurance policies which the Acquired Company maintained, or was an insured party under, with respect to its businesses, properties or employees which are currently in force and effect together with a list of all such policies which have been in effect during the last 36 months but have expired. Schedule 3.20 of the Disclosure Letter lists the annual premium and renewal date of all such insurance policies. Except as set forth in
Schedule 3.20 of the Disclosure Letter, since January 1, 1997, there has not been any change in the Acquired Company's relationship with its insurers or in the premiums payable pursuant to such policies.

         III.21 Related Party Relationships. Except as set forth in Schedule
3.21 of the Disclosure Letter or as may be contained in the investment portfolio of BCBSC, to the Acquired Company's knowledge, no Selling Shareholder, or Affiliate of any Selling Shareholder nor any officer or director of the Acquired Company possesses, directly or indirectly, any beneficial interest in, or is a director, officer or employee of, any corporation, partnership, firm, association or business organization which is a client, supplier, customer, lessor, lessee, lender, creditor, borrower, debtor or contracting party with or of the Acquired Company (except as a shareholder holding less than a five percent interest in a corporation whose shares are traded on a national or regional securities exchange or in the over-the-counter market).

         III.22 Schedules. All Schedules set forth in the Disclosure Letter are true, correct and complete in all material respects as of the date of this Agreement and will be true, correct and complete in all material respects as of the Closing, except to the extent that such Schedules may be untrue, incorrect or incomplete due to changes occurring due to the operation of the Acquired Company in the ordinary course. Matters disclosed on each Schedule in the Disclosure Letter shall be deemed disclosed only for purposes of the matters to be disclosed on such Schedule and shall not be deemed to be disclosed for any other purpose unless expressly provided therein.

         III.23 Disclosure and Absence of Undisclosed Liabilities. No statement contained herein or in any certificate, Schedule of the Disclosure Letter, list, Exhibit or other instrument furnished to Parent pursuant to the provisions hereof contains or will contain any untrue statement of any material fact.


         IV.  REPRESENTATIONS AND WARRANTIES OF PARENT AND THE Purchaser.

         Parent and the Purchaser represent and warrant to the Acquired Company for the benefit of the Selling Shareholders as follows:

         IV.1 Organization and Standing. The Parent and the Purchaser are duly organized and validly existing corporations in good standing under the laws of the State of Florida.

         IV.2 Corporate Power and Authority. The Parent and the Purchaser have the capacity and authority to execute and deliver this Agreement, to perform hereunder and to consummate the transactions contemplated hereby without the necessity of any act or consent of any other Person whomsoever. The execution, delivery and performance by the Parent and the Purchaser of this Agreement and each and every agreement, document and instrument provided for herein have been duly authorized and approved by the respective Board of Directors of the Parent and Purchaser. This Agreement and each and every other agreement, document and instrument to be executed, delivered and performed by Parent or the Purchaser in connection herewith, constitute or will, when executed and delivered, constitute the valid and legally binding obligation of Parent or Purchaser (whichever is applicable) enforceable against it in accordance with their respective terms, except as enforceability may be limited by applicable equitable principles, or by bankruptcy, insolvency, reorganization, moratorium, or similar laws from time to time in effect affecting the enforcement of creditors' rights generally.

         IV.3 Agreement Does Not Violate Other Instruments. The execution and delivery of this Agreement by the Parent and Purchaser do not, and the consummation of the transactions contemplated hereby will not, violate any provisions of the Certificate of Incorporation, or Bylaws, of Parent or Purchaser.

         IV.4 Required Filings and Absence of Conflicts. Except as listed in
Schedule 4.4 of the Disclosure Letter, the execution and delivery of this Agreement by the Purchaser and the Parent does not, and the consummation of the transactions contemplated hereby will not, violate any provision of the Certificate of Incorporation, as amended, or Bylaws, as amended, of the Purchaser and the Parent or violate or constitute an occurrence of default under any provision of, or conflict with, or result in acceleration of any obligation under, or give rise to a right by any party to terminate its obligations under, any material mortgage, deed of trust, conveyance to secure debt, note, loan, lien, lease, agreement, instrument, or any order, judgment, decree or other material arrangement to which the Purchaser or the Parent is a party or is bound or by which any of the Purchaser's or the Parent's material assets are affected. Except as listed or described on Schedule 4.4 of the Disclosure Letter, no consent, approval, order to authorization of, or registration, declaration or filing with, any governmental entity is required to be obtained or made by or with respect to the Purchaser or the Parent or any assets, properties or operations of the Purchaser or the Parent, in connection with the execution and delivery by the Purchaser or the Parent of this Agreement or the consummation of the transactions contemplated hereby.

         IV.5 Neither the Purchaser nor the Parent is subject to any suit, action, proceeding, claim or investigation which if adversely determined would affect the right of the Purchaser or the Parent to consummate the transactions contemplated hereby.


         V.   CONDITIONS .

         VI.1 Conditions to Each Party's Obligation to Effect the Transactions. The respective obligation of each party to effect the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

              VI.1.1 Neither of the parties hereto shall be subject to any order or injunction of a court of competent jurisdiction which prohibits the consummation of the transactions contemplated by this Agreement. In the event any such order or injunction shall have been issued, each party agrees to use its reasonable efforts to have any such injunction lifted.

              VI.1.2 All consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board or other regulatory body required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, except for filings in connection with the transactions contemplated by this Agreement and any other documents required to be filed after the Closing Date and except where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration would not adversely effect the Acquired Company or its business.

         V.2 Conditions to Obligations of Parent and Purchaser to Effect the Transactions Contemplated by this Agreement. All of the obligations of Parent and the Purchaser to consummate the transactions contemplated by this Agreement are contingent upon and subject to the satisfaction, on or before the Closing Date, of each and every one of the following conditions, all or any of which may be waived, in whole or in part, by Parent for purposes of consummating such transactions, but without prejudice to any other right or remedy which Parent may have hereunder:

             V.2.1 Representations True at Closing. The representations and warranties made by the Acquired Company to Parent in this Agreement, the Schedules contained in the Disclosure Letter or any document or instrument delivered to Parent hereunder shall be true and correct in all material respects on the Closing Date with the same force and effect as though such representations and warranties had been made on and as of such time, except for changes contemplated by this Agreement and changes occurring in the ordinary course of the Acquired Company's business.

             V.2.2 Covenants of the Acquired Company . The Acquired Company shall have duly performed in all material respects all of the covenants, acts and undertakings to be performed by it on or prior to the Closing Date, and the President of the Acquired Company shall deliver to Parent a certificate dated as of the Closing Date certifying to the fulfillment of this condition and the condition set forth in Section 5.2.1 hereof in substantially the form attached hereto as Exhibit 5.2.2.

             V.2.3 Opinion of Counsel. An opinion of Shipman & Goodwin LLP, counsel for the Acquired Company, shall have been delivered to Parent dated as of the Closing Date, substantially in form and substance of the opinion attached hereto as Exhibit 5.2.3.

             V.2.4 Consents, Approvals, and Waivers. Parent shall have received a true and correct copy of each and every consent, approval and waiver
(a) referred to in Section 2.7 hereof, or (b) otherwise required for the execution of this Agreement and the consummation of the transactions contemplated hereby.

                   V.2.5 Absence of Adverse Changes. Since August 31, 1997 the Acquired Company shall not have suffered an Acquired Company Material Adverse Event or any series of events which when taken in the aggregate have an Acquired Company Material Adverse Effect.

                   V.2.6  Employment Agreements. Each individual listed in
Exhibit 2.6(a) shall have executed or agreed to execute an Employment Agreement, substantially in forms set forth in Exhibit 2.6(b).

                   V.2.7 Acquired Company Options. The Current Option Holders shall have exercised all company options held by them and after the Closing Date, no person shall have any right under any sock option plan (or any option granted thereunder) or other plan, program or arrangement to acquire any equity securities of the Acquired Company.

                   V.2.8 Escrow Agreement. The Selling Shareholders and the Escrow Agent shall have executed the Escrow Agreement in substantially the form of Exhibit 5.2.8 of this Agreement and the Escrow Amount shall have been deposited with the Escrow Agent.

                   V.2.9 Resignations. The Acquired Company and the Selling Shareholders shall deliver to the Purchaser and the Parent the resignations of each director of the Acquired Company, effective immediately after the Closing.

                   V.2.10 BCBSC Contracts. BCBSC shall have entered into contracts with the Acquired Company containing substantially the terms and conditions set forth in Exhibits 5.2.10(a) (License Agreement) and 5.2.10(b) (Consulting Agreement) attached hereto.

                   V.2.11 Termination of Deferred Compensation and Split Dollar Agreements. At or prior to the Closing, the Company and the Current Shareholders shall terminate those certain Deferred Compensation and Split Dollar Agreements between the Company and each of the Current Shareholders dated November 8, 1996 and the Company shall be released of all liability thereunder subject to the payment to each of the Current Shareholders of an amount equal to the cash surrender value of the underlying life insurance policy on their respective lives, which policy is owned by the Company, the aggregate amount of which is represented to be $266,853.00 for all three policies.

         V.3 Conditions Precedent To The Obligations Of The Acquired Company and the Selling Shareholders To Close. All of the obligations of the Acquired Company to consummate the transactions contemplated by this Agreement shall be contingent upon and subject to the satisfaction, on or before the Closing Date, of each and every one of the following conditions, all or any of which may be waived, in whole or in part, by the Acquired Company and the Selling Shareholders for purposes of consummating such transactions, but without prejudice to any other right or remedy which they may have hereunder:

             V.3.1 Representations True at Closing. The representations and warranties made by Parent and the Purchaser to the Acquired Company in this Agreement or any document or instrument delivered to the Acquired Company hereunder shall be true and correct in all material respects on the Closing Date with the same force and effect as though such representations and warranties had been made on and as of such date, except for changes contemplated by this Agreement.

             V.3.2 Covenants of Parent and Purchaser. Parent and the Purchaser shall have duly performed in all material respects all of the covenants, acts and undertakings to be performed by it on or prior to the Closing Date, and a duly authorized officer of Parent shall deliver, in substantially the form attached hereto as Exhibit 5.3.2, a certificate dated as of the Closing Date certifying to the fulfillment of this condition and the condition set forth under Section 5.3.1 above.

             V.3.3 Opinion of Counsel. An opinion of Fowler, White, Gillen, Boggs, Villareal and Banker, P.A. counsel for the Parent and Purchaser, shall have been delivered to the Acquired Company dated as of the Closing Date, substantially in form and substance of the opinion attached hereto as Exhibit 5.3.3.

             V.3.4 Employment Agreements. The Parent, Purchaser and/or the Acquired Company shall have executed an Employment Agreement with each individual listed in Exhibit 2.6(a), substantially in forms set forth in Exhibit 2.6(b) and executed and delivered to such individuals all agreements ancillary thereto and contemplated thereby, including option agreements. Purchaser and Parent, if not the principal obligors, shall have also executed such Employment Agreements and ancillary agreements, fully and unconditionally guaranteeing the performance of such agreements and payment of all obligations thereunder as they come due to the respective employee.

             V.3.5 Escrow Agreement. The Parent, Purchaser and the Escrow Agent shall have executed the Escrow Agreement in substantially the form of Exhibit
5.2.8 of this Agreement and the Escrow Amount shall have been deposited with the Escrow Agent.

         VI. CLOSING.

             VI. 1 Time and Place of Closing. The Closing shall be held at the offices of Fowler, White, Gillen, Boggs, Villareal and Banker, P.A., 501 East Kennedy Blvd., Tampa, Florida, commencing at 10:00 a.m. Eastern Daylight Time, on the later of (i) the business day after the last to be fulfilled or waived of the conditions set forth in Article V shall be fulfilled or waived in accordance with the provisions hereof but in no event later than December 31, 1997 or such other date, time and place as the parties shall mutually agree.

             VI.2 Transactions at Closing. At the Closing, each of the parties shall deliver to the others such certificates and other documents as called for by the terms of this agreement or as otherwise reasonably requested by such parties and their respective counsel.


         VII. INDEMNITY AND SURVIVAL OF REPRESENTATIONS AND WARRANTIES, AGREEMENTS AND COVENANTS AFTER CLOSING.

              VII.1 Survival of Representations and Warranties of the Selling Shareholders, Parent and Purchaser, and Indemnity.

                    VII.1.1 All representations, warranties, agreements, covenants and obligations made or undertaken by the Parent, Purchaser and the Selling Shareholders in this Agreement or in any document or instrument executed and delivered pursuant hereto shall not merge in the performance of any obligation by any party hereto but shall survive the Closing hereunder for the period of time that a claim for indemnification can be made for a breach thereof as set forth in Section 7.6.2 hereof; provided, however, that from and after the Closing, all representations of the Acquired Company shall be deemed to be representations of the Selling Shareholders only and the Acquired Company shall have no liability, whether directly or indirectly by way of contribution, to the Selling Shareholders for a breach thereof asserted by the Parent and/or the Purchaser.

                    VII.1.2 Subject to the provisions of this Article VII, OMS Holding, severally but not jointly, and each other Selling Shareholder, jointly and severally, agrees to indemnify and hold Parent and/or Purchaser harmless from and against all liability, loss, damages or injury and all reasonable costs and expenses (including reasonable counsel fees and costs of any suit related thereto) suffered or incurred by Purchaser, or Parent or the Acquired Company, and not compensated by insurance, arising from any misrepresentation by, or breach of any covenant or warranty of, the Acquired Company or any Selling Shareholder contained in this Agreement, or any misrepresentation in any certificate or other instrument furnished or to be furnished by the Acquired Company or any Selling Shareholder hereunder.

                    VII.1.3 Subject to the provisions of this Article VII, Parent and Purchaser agree to indemnify and hold each Selling Shareholder harmless from and against all liability, loss, damage or injury and all reasonable costs and expenses (including reasonable counsel fees and costs of any suit related thereto) suffered or incurred by such Selling Shareholder arising from any misrepresentation by, or breach of any covenant or warranty of, Parent or Purchaser contained in this Agreement or any misrepresentation in or omission from any certificate or instrument furnished or to be furnished by Purchaser hereunder.

         VII.2 Notice of Asserted Liability. Promptly after receipt by an indemnified party hereunder of notice of any demand, claim or circumstances which, with or without the lapse of time, would give rise to a claim or the commencement (or threatened commencement) of any action, proceeding or investigation (an "Asserted Liability") that may result in a loss subject to indemnification under this Agreement, such indemnified party shall give notice thereof (the "Claims Notice") to the indemnifying party. The Claims Notice shall describe the Asserted Liability in reasonable detail and shall indicate the amount (estimated, if necessary) of the loss that has been or may be suffered by such indemnified party.

         VII.3 Opportunity to Defend. The indemnifying party may elect (with the Selling Shareholders being deemed one indemnifying party that acts through the Selling Shareholders' Representative in making such election and taking all other actions specified in this Article VII) to compromise or defend, at its own expense and by its own counsel, any Asserted Liability; provided, however, that the indemnifying party may not compromise or settle any Asserted Liability without the consent of the indemnified party unless such compromise or settlement requires no more than a monetary payment for which the indemnified party hereunder is fully indemnified or involves other matters not binding upon the indemnified party and such compromise or settlement includes an unconditional release of the indemnified party. If the indemnifying party elects to compromise or defend such Asserted Liability, the Selling Shareholders' Representative or Parent or Purchaser, as the case may be, shall within ten (10) ten business days after receipt of notice thereof (or sooner, if the nature of the Asserted Liability so requires) notify the indemnified party of his or its intent to do so, and the indemnified party shall cooperate, at the expense of the indemnifying party with respect to out-of-pocket expenses of the indemnified party, in the compromise of or defense against such Asserted Liability. The assumption of the defense of a matter by an indemnifying party shall be deemed an admission by such indemnifying party of its obligation to indemnify the indemnified party hereunder with respect to such claim. If the indemnifying party elects not to compromise or defend the Asserted Liability, fails to notify the indemnified party of its election as herein provided or contests its obligation to indemnify, the indemnified party or parties may pay, compromise or defend such Asserted Liability in respect of any Asserted Liability for which the indemnifying party may have an indemnification obligation. In any event, the indemnified party and the indemnifying party may participate in the defense of such Asserted Liability in respect of any Asserted Liability for which the indemnifying party may have an indemnification obligation; provided that if the indemnifying party assumes the defense and compromise of such Asserted Liability as provided above, then the indemnified party shall bear any expenses incurred in participating in such defense from and after the assumption of the defense thereof by the indemnifying party.

         VII.4 No Claim Against Acquired Company. Since following the Closing the Acquired Company will be owned by Purchaser, the parties agree that the Selling Shareholders will have no right of reimbursement or contribution against the Acquired Company on account of any indemnified loss hereunder, and any liability, loss, damage or injury suffered or incurred by the Acquired Company against which Parent or Purchaser are indemnified and held harmless as provided in Section 7.1 of this Agreement shall be deemed suffered by Parent and Purchaser, which shall, either independently or jointly with the Acquired Company, be entitled to enforce such indemnity.

         VII.5 Indemnification Payments. Without limiting the rights of Parent and Purchaser hereunder, any indemnification payment due, as determined by either (i) a written agreement between the Parent, Purchaser and the Selling Shareholders, or (ii) a final non-appealable order of a court of competent jurisdiction, to the Selling Shareholders under this Article VII, may be collected from the Escrow Fund pursuant to the terms of the Escrow Agreement so long as the Escrow is in existence.

         VII.6 Limitations.

               VII.6.1 Notwithstanding the provisions of Section 7.1.2 above, The Selling Shareholders shall not be required to make any indemnification payments under Section 7.1.2 until the aggregate amount of losses suffered by Purchaser that are subject to indemnification under such Section exceed $100,000 (the "Minimum Indemnity Amount"), at which time claims may be asserted for all amounts up to and in excess of the Minimum Indemnity Amount. All claims for indemnity shall be asserted first against the Escrow until the Escrow Claims Termination Date. To the extent that the Escrow Fund is not sufficient to cover all indemnity claims or such arises after the Escrow Claims Termination Date, the excess of such claims (an "Escrow Fund Deficiency Claim") shall be paid by the Selling Shareholders subject to the following limitations:

               (a) OMS Holding shall not be required to make any indemnification payments under Section 7.1.2 for an Escrow Fund Deficiency Claim resulting from a breach of the Limited Representations and Warranties unless OMS Holding or its parent had knowledge of the underlying facts and circumstances giving rise to the misrepresentation or breach of warranty which cause such indemnity claim. This shall not, however, prohibit the Parent from seeking indemnification in full from the Selling Shareholders other than OMS Holding for an Escrow Fund Deficiency Claim related to the breach of a Limited Representation and Warranty, whether or not such other Selling Shareholders had knowledge of the facts and circumstances giving rise to the breach of the Limited Representation and Warranty.

               (b) Neither Selling Shareholders nor the Escrow Fund shall be required to make any indemnification payments under Section 7.1.2 above to the extent that the loss, damage, cost or expense underlying the indemnification claim by Parent or Purchaser has been taken into account by a reduction in the book value net worth of the Acquired Company as of the Closing Date as provided in the Final Closing Balance Sheet.

               (c) The liability of any Selling Shareholder hereunder shall not exceed the Cash Purchase Price Amount less any Upward or Downward Purchase Price Adjustment Amount received by such Selling Shareholder (the "Maximum Liability Amount").

               (d) Indemnification under the provisions of this Article VII shall be Parent's and Purchaser's exclusive remedy with respect to any loss, damage, injury, cost, expense, liability, or other obligation incurred or suffered arising out of, or relating to this Agreement, or any of the transactions contemplated hereby, or Selling Stockholders' and the Acquired Company's performance, non-performance, or breach of its or their duties, covenants, or obligations, or any misrepresentation under the representations or warranties made or given in this Agreement; except a claim for a Downward Purchase Price Adjustment pursuant to Section 2.2.2.2 above, or for fraud or intentional material misrepresentation or omission.

               VII.2 Notwithstanding the provisions of Section 7.1 above, no claim for indemnification under this Agreement may be made after March 31, 1999, unless notice of such claim or the facts underlying it is given to the indemnifying party prior to March 31, 1999; provided, however, that the foregoing restriction shall not apply with respect to (i) any liability, loss, damage, injury or claim by Parent or Purchaser resulting from a breach of the covenants, representations and warranties set forth in Sections 2.1, 2.2.2, 3.2, 3.3, 3.6, 9.2 or 9.4 or from a breach of the covenants contained in Section 2.3.1 to the extent they pertain to the making of a payment described in subparagraph (f) thereof or in
Section 3.10.8 and 3.10.9 or resulting from fraud or intentional material misrepresentation or omission on the part of the Selling Shareholders or the Acquired Company, and (ii) any liability, loss, damage, injury or claim by the Selling Shareholders resulting from a breach of the covenants, representations and warranties set forth in Sections 2.2.2, 4.1, 4.2, 9.2 or 9.4; provided further that any claim based upon any of the matters described in subsection (i) or (ii) may be brought at any time, subject to any applicable statutes of limitation.


         VIII.  TERMINATION.

         VIII.1 Termination by Mutual Consent. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing Date, by the mutual consent of the Parent and the Acquired Company.

         VIII.2 Termination by Either Parent or Acquired Company. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned by action of the Board of Directors of either the Parent or the Acquired Company if (a) the Closing shall not have been consummated by December 31, 1997 or (b) a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling, or other action shall have become final and non-appealable; provided that the party seeking to terminate this Agreement pursuant to this clause (b) shall have used all reasonable efforts to remove such injunction, order or decree; and provided further, in the case of a termination pursuant to clause (a) above, that the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure to consummate the Closing by the close of business on December 31, 1997.

         VIII.3 Termination by Selling Shareholders' Representative. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing Date, by action of the Selling Shareholders' Representative, if there has been a material breach by the Purchaser or the Parent of any of the covenants or agreements of the Purchaser or the Parent set forth in this Agreement.

         VIII.4 Termination by Parent. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing Date, by action of the Board of Directors of the Parent, if (a) there has been a breach by the Acquired Company of any representation or warranty contained in this Agreement which would have or would be reasonably likely to have an Acquired Company Material Adverse Effect, or (b) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the Acquired Company.

         VIII.5 Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the transactions contemplated by this Agreement pursuant to this Article VIII, all obligations of the parties hereto shall terminate, except the obligations of the parties pursuant to this Section 8.5 and except for the provisions of Article VIII. Moreover, in the event of termination of this Agreement pursuant to Section 8.3 or 8.4, nothing herein shall prejudice the ability of the non-breaching party from seeking damages from any other party for any breach of this Agreement, including without limitation, attorneys' fees and the right to pursue any remedy at law or in equity.

         VIII.6 Extension, Waiver. At any time prior to the Closing Date, any party hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(b) waive any inaccuracies in the presentations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

         VIII.7 Risk of Loss. The Acquired Company assumes all risk of condemnation, destruction, loss or damage due to fire or other casualty from the date of this Agreement up to the Closing. If the condemnation, destruction, loss, or damage is such that the business of the Acquired Company is materially interrupted or curtailed or the value of the assets of the Acquired Company is materially adversely affected after taking into account all applicable insurance proceeds, then Parent shall have the right to terminate this Agreement. If the condemnation, destruction, loss, or damage is such that the business of the Acquired Company is neither materially interrupted nor curtailed nor its asset value materially affected after taking into account all applicable insurance proceeds, or if the business is materially interrupted or curtailed or the asset value is so materially affected and Parent nevertheless forgoes the right to terminate this Agreement, the purchase price shall be adjusted at the Closing to reflect such condemnation, destruction, loss, or damage to the extent that applicable insurance proceeds are not sufficient to cover such destruction, loss or damage. If Parent, on the one hand, and the Acquired Company, on the other hand, are unable to agree upon the amount of such adjustment, the dispute shall be resolved by arbitration in Tampa, Florida, in accordance with the rules and regulations of the American Arbitration Association. The decision of such arbitration shall be final and binding.


         IX.  GENERAL PROVISIONS.

         IX.1 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered by hand or mailed by certified mail, return receipt requested, first class postage prepaid, or sent by Federal Express or similarly recognized national overnight delivery service with receipt acknowledged, addressed as follows:

              IX.1.1    If to the Acquired Company:

                          OMS Incorporated
                          81 Hartwell Ave.
                          Lexington, MA  02173
                          Attn:  Owen McKenna
                          Fax:  781-863-0464

                          and to:

                          John E. Kreitler, Esq.
                          Shipman & Goodwin LLP
                          One American Row
                          Hartford, CT  06103-2819
                          Fax:  860-251-5900

              IX.1.2    If to Parent or Purchaser:

                          Sykes HealthPlan Services, Inc.
                          3501 Frontage Road
                          Tampa, FL  33607
                          Fax:    813-289-9359
                          and to:

                          David C. Shobe
                          Fowler, White, Gillen, Boggs,
                            Villareal and Banker, P.A.
                          501 E. Kennedy Blvd.
                          Suite 1700
                          Tampa, FL  33602
                          Fax: 813-229-8313

              IX.1.3 If delivered personally, the date on which a notice, request, instruction or document is delivered shall be the date on which such delivery is made and, if delivered by mail or by overnight delivery service, the date on which such notice, request, instruction or document is received shall be the date of delivery. In the event any such notice, request, instruction or document is mailed or shipped by overnight delivery service to a party in accordance with this Section 9.1 and is returned to the sender as nondeliverable, then such notice, request, instruction or document shall be deemed to have been delivered or received on the fifth day following the deposit of such notice, request, instruction or document in the United States mail or the delivery to the overnight delivery service.

              IX.1.4 Any party hereto may change its address specified for notices herein by designating a new address by notice in accordance with this
Section 9.1.

         IX.2 Brokers. Parent and Purchaser, jointly and severally represent and warrant to the Selling Shareholders and OMS Holding, severally but not jointly, and the Selling Shareholders (other than OMS Holding), jointly and severally, represent and warrant to Parent and Purchaser that no broker or finder has acted for it or them or any entity controlling, controlled by or under common control with it or them in connection with this Agreement, other than Salomon Brothers which has acted as the Acquired Company's and the Selling Shareholders' advisor. Parent agrees to indemnify and hold harmless the Acquired Company and the Selling Shareholders against any fee, loss or expense arising out of any claim by any broker or finder employed or alleged to have been employed by it, and the Acquired Company and the Selling Shareholders agree to indemnify and hold harmless Parent against any fee, loss, or expense arising out of any claim by any broker or finder employed or alleged to have been employed by it, including the fees of Salomon Brothers. It is understood and agreed that the fees of Salomon Brothers will be paid by the Acquired Company either before or promptly after the Closing, and will be treated as a pre-closing expense of the Acquired Company for purposes of calculating the Final Closing Balance Sheet.

         IX.3 Waiver. Any failure on the part of any party hereto to comply with any of its obligations, agreements or conditions hereunder may be waived by any other party to whom such compliance is owed. No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.

         IX.4 Expenses. Except as otherwise provided herein, Purchaser and Parent shall pay all their respective costs in connection with or related to the negotiation, preparation, authorization, execution and consummation of this Agreement and the Closing of the transactions contemplated hereby. The expenses incurred by the Acquired Company and the Selling Shareholders in connection with or related to the negotiation, preparation, authorization, execution and consummation of this Agreement and the Closing of the transactions contemplated hereby will be paid by the Acquired Company either before or promptly following Closing, and will be treated as a pre-closing expense of the Acquired Company for purposes of calculating the Final Closing Balance Sheet.

         IX.5 Public Announcements. At all times at or before the Closing, the Acquired Company and the Selling Shareholders, on the one hand, and the Parent, on the other hand, will consult with one another before issuing or making any reports, statements, or releases to the public with respect to this Agreement or the transactions contemplated hereby and will use good faith efforts to agree on the text of a joint public report, statement, or release or will use good faith efforts to obtain the other parties' approval of the text of any public report, statement, or release to be made solely on behalf of a party. If such parties are unable to agree on or approve any such public report, statement, or release and such report, statement, or release is, based on the advice of legal counsel to a party, required by Law or appropriate to discharge such party's disclosure obligations, then such party may make or issue the legally required or appropriate report, statement, or release upon prior notice to the other parties hereto.

         IX.6 Confidentiality. The parties hereto will refrain from disclosing to any other Person (i) any documents or information concerning the other party furnished to it in connection with this Agreement or the transactions contemplated hereby, and (ii) any documents or information concerning the other party, unless (A) such disclosure is compelled by judicial or administrative process or by other requirements of law and notice of such disclosure is furnished to Parent; or (B) such confidential documents or information can be shown to have been (x) previously known by the Person receiving such documents or information, or (y) in the public domain through no fault of such Persons. If for any reason the transactions contemplated by this

Agreement are not consummated, the parties hereto agree that they will return any and all such confidential information provided by any of them to the other party so providing such information. The Confidentiality Agreement between the parties hereto shall not be replaced by this provision but shall remain in place in addition to this Agreement.

         IX.7 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, executors, administrators, successors and assigns.

         IX.8 Headings. The section and other headings in this Agreement are inserted solely as a matter of convenience and for reference, and are not a part of this Agreement.

         IX.9 Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto and supersedes and cancels any prior agreements, representations, warranties, or communications, whether oral or written, among the parties hereto relating to the transactions contemplated hereby or the subject matter herein. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but only by an agreement in writing signed by the party against whom or which the enforcement of such change, waiver, discharge or termination is sought.

         IX.10 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Florida (regardless of the laws that might be applicable under principles of conflicts of law) as to all matters including, but not limited to, matters of validity, construction, effect and performance.

         IX.11 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         IX.12 Pronouns. All pronouns used herein shall be deemed to refer to the masculine, feminine or neuter gender as the context requires.

         IX.13 Exhibits Incorporated. All Exhibits attached hereto are incorporated herein by reference, and all blanks in such Exhibits, if any, will be filled in as required in order to consummate the transactions contemplated herein and in accordance with this Agreement.

         IX.14 Time of Essence. Time is of the essence in this Agreement.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, each party hereto has executed or caused this Agreement to be executed on its behalf, all on the day and year first above written.


                                            "Parent"

                                            SYKES HEALTHPLAN SERVICES, INC.


                                            By:
                                               --------------------------------

                                            Title:


                                            "Acquired Company":

                                            OMS INCORPORATED


                                            By:
                                               --------------------------------

                                            Title:


                                            "Purchaser"

                                            SHPS ACQUISITION CORP.



                                            By:
                                               --------------------------------
                                                      David E. Garner
                                            Title:

                                            "Current Shareholders"



                                            ----------------------------------
                                            Owen McKenna


                                            ----------------------------------
                                            Stephen Holland, M.D.


                                            ----------------------------------
                                            Mark Wellman



                                            OMS HOLDING COMPANY


                                            By:
                                            ----------------------------------
                                            Title:



                                            "Current Option Holders"


                                            -----------------------------------
                                            Robert Bargar, M.D.


                                            -----------------------------------
                                            David Deitz, M.D.



                                            "Selling Shareholders"

                                LIST OF EXHIBITS

EXHIBITS
1.1          Definitions.

2.2.1        Allocation of Consideration among the Selling Shareholders

2.6(a)       List of Employees to Enter into Employment Agreements.

2.6(b)       Forms of Employment Agreements for Employees.

2.9.1        Benefit Plans to be Terminated

2.12         Form of Selling Shareholder Consent and Power of Attorney

2.16         Form of Massachusetts Legal Opinion

5.2.2        Form of Certificate of the President of the Acquired Company.

5.2.3        Form of Opinion of Counsel for the Acquired Company.

5.2.8        Form of Escrow Agreement

5.2.10(a)    BCBSC License Agreement Extension

5.2.10(b)    BCBSC Consulting Agreement

5.3.2        Officer's Certificate of Parent and Purchaser.

5.3.3        Form of Opinion of Counsel for Parent and Purchaser.



                                      (i)

                                   EXHIBIT 1.1

                                  DEFINED TERMS


As used herein, the following terms shall have the following meanings unless the context otherwise requires:



1. "Acquired Company" shall mean OMS Incorporated, a Massachusetts corporation.

2. "Acquired Company Material Adverse Effect" shall mean a material adverse effect on the business, prospects, results of operation or condition (financial or otherwise) of the Acquired Company.

3. "Acquired Company Material Adverse Event" shall mean an event which causes an Acquired Company Material Adverse Effect.

4.       "Acquired Company Software" shall have the meaning set forth in Section
         3.14.2(iii).

5. "Adjustment Payment" shall mean the payment of either the undisputed portion of the Downward Purchase Price Adjustment Amount, or the payment the undisputed portion of the Upward Purchase Price Adjustment
         Amount, as the case may be.

6. "Affiliate" shall mean, with respect to a Person, any other Person which is required to be aggregated with such Person under Code ss.
         414(b), (c), (m) and/or (o) at any time prior to the Closing Date.

7.       "Agreement" shall mean this Acquisition Agreement.

8.       "Alternative Proposal" shall have the meaning ascribed thereto in
         Section 2.11.

9.       "Asserted Liability" shall have the meaning set forth in Section 7.2.

10. "BCBSC" shall mean Anthem Health Plans, Inc. d/b/a Anthem Blue Cross and Blue Shield of Connecticut.

11.      "Benefit Plans" shall have the meaning set forth in Section 3.17.1.

12.      "Cash Purchase Price Amount" means the sum of $10,000,000.00 (U.S.).

13.      "Claims Notice" shall have the meaning set forth in Section 7.2.


                                       (i)

14. "Closing" shall mean the closing of the transactions contemplated by this Agreement as provided in Section 6.1 hereof.

15. "Closing Balance Sheet" means the balance sheet of the Company as of the close of business on the Closing Date prepared by the Parent and the Company in accordance with GAAP except as otherwise provided in this Agreement.

16. "Closing Date" shall mean the date on which the Closing occurs pursuant to Section 6.1 hereof.

17.      "Code" shall mean the Internal Revenue Code of 1986, as amended.

18.      "Current Option Holders" shall mean Robert Bargar, M.D. and David
         Deitz, M.D.

19.     "Current Shareholders" shall mean Owen McKenna, Stephen Holland, M.D.,
         Mark Wellman and OMS Holding Company

20. "Disclosure Letter" shall mean the letter delivered to Parent by the Acquired Company and the Selling Shareholders simultaneously with the execution of this Agreement containing certain requested disclosures concerning the Acquired Company.

21. "Downward Purchase Price Adjustment Amount" shall have the meaning set forth in Section 2.2.2.2.

22.      "Employees" shall have the meaning set forth in Section 2.9.2.

23. "Employment Agreements" shall mean those Employment Agreements among the entities and those individuals set forth in Exhibit 2.6(a), substantially in the form attached as Exhibit 2.6(b), each of which may be referred to individually as an "Employment Agreement."

24. "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

25.      "ERISA Plan" shall have the meaning set forth in Section 3.17.1.

26. "Escrow Agent" means NationsBank N.A. or such other financial institution as the Purchaser and the Selling Shareholders may agree upon to hold the Escrow Amount pursuant to the Escrow Agreement.

27. "Escrow Agreement" means the escrow agreement in form or substance reasonably satisfactory to Purchaser, the Selling


                                       (ii)

         Shareholders and the Escrow Agent pursuant to which the Escrow Amount will be held by the Escrow Agent.

28.      "Escrow Amount" means the sum of $500,000 (U.S.).

29.      "Escrow Claims Terminate Date" shall mean June 30, 1998.

30.      "Escrow Fund" is defined as set forth in the Escrow Agreement.

31. "Final Closing Balance Sheet" means the Final Closing Balance Sheet specified in Section 2.2.2.1.

32.      "Financial Statements" shall have the meaning set forth in Section
         3.5.1.

33. "GAAP" shall mean Generally Accepted Accounting Principles formulated by the American Institute of Certified Public Accountants as in effect from time to time during the term of this Agreement.

34.      "Hazardous Substance" shall have the meaning set forth in Section 3.19.

35.      "Interim Financial Statements" shall have the meaning set forth in
         Section 3.5.1.

36.      "Licensed Software" shall have the meaning set forth in Section
         3.14.2(ii).

37. "Limited Representations and Warranties shall mean the representations and warranties contained in Sections 3.5.2, 3.6, 3.7.1, 3.8, 3.10
         (except 3.10.1, 3.10.3, 3.10.8 and 3.10.10), 3.11 through 3.17 (except that the last sentence of Section 3.14.1 and the first sentence of
         Section 3.12 shall not be considered a Limited Representation and Warranty), 3.19 and 3.21 through 3.23.

38.      "Material Agreements" shall have the meaning set forth in Section
         3.13.11.

39.      "Maximum Indemnity Amount" shall have the meaning set forth in Section
         7.6.1.

40.      "Minimum Indemnity Amount" shall have the meaning set forth in Section
         7.6.1.

41.      "Owned Software" shall have the meaning set forth in Section 3.14.2(i).

42. "Parent" shall mean Sykes HealthPlan Services, Inc., a Florida corporation.

                                      (iii)

43.      "Permitted Employee Distributions" shall have the meaning set forth in
         Section 2.3.1.

44. "Person" shall include, but is not limited to, an individual, a trust, an estate, a partnership, an association, a company, a corporation, a limited liability company, a sole proprietorship, a professional corporation or a professional association.

45.      "Plan Transfer Date" shall have the meaning set forth in Section 2.9.1.

46.      "Product Liability" shall have the meaning ascribed thereto in Section
         3.15.

47.      "Purchaser" shall mean SHPS Acquisition Corp., a Florida corporation.

48.      "Real Property" shall have the meaning set forth in Section 3.19.

49.      "Schedule" shall mean the schedules contained in the Disclosure Letter.

50.      "Selling Shareholders" shall mean the shareholders of the Acquired
         Company at the Closing Date, each of which may be referred to individually as a "Selling Shareholder."

51.      "Selling Shareholders Consent" shall have the meaning set forth in
         Section 2.12.

52. "Selling Shareholders' Representative" shall have the meaning set forth in Section 2.12.

53. "Settlement Auditor" shall mean a big-six accounting firm to be mutually agreed upon by the parties. If for any reason such accounting firm shall not be available to resolve such issues, Seller and Purchaser shall promptly contact the national office of, and shall retain the services of, another big-six accounting firm. If Seller and Purchaser cannot agree on such accounting firm to be retained, Seller and Purchaser shall each submit the name of another big-six independent accounting firm which does not at the time provide, and has not in the prior two years provided, significant services to Seller or Purchaser, and the firm shall be selected by lot from these two firms.

54. "Shares" shall mean all of the issued and outstanding shares of capital stock of the Acquired Company as of the time of the Closing.



                                      (iv)

55. "Shrinkwrap Software" shall mean commercially available software which is produced for the mass market and is subject to general licensing terms applicable to all purchasers.

56. "Tax" or "Taxes" shall mean all taxes, charges, fees, levies, or other similar assessments or Liabilities including without limitation income, gross receipts, inventory, ad valorem, excise, real property, personal property, sales, use, transfer, withholding, deed, license, employment, payroll, and franchise taxes imposed by any governmental authority
         (including any interest, fines, penalties, or additions attributable to any such tax or any contest or dispute thereof).

57. "Tax Return" or "Return" shall mean any report, return, statement or other written information required to be supplied to a taxing authority in connection with Taxes.

58. "Upward Purchase Price Adjustment Amount" shall have the meaning set forth in Section 2.2.2.2.


                                      (v)

                       SCHEDULES TO THE DISCLOSURE LETTER


Schedule

2.3.1                      Conduct of Business Prior to Closing

2.3.2                      Bank Accounts, Safe Deposit Boxes and Powers of Attorney

2.10                       Affiliated Assets and Contracts

3.1.2                      Jurisdiction of Incorporation and Foreign Jurisdictions where there is Good Standing Status

3.1.4                      Residence of Selling Shareholders

3.2                        Certificate of Incorporation and Bylaws of the Acquired Company

3.3                        Capitalization of the Acquired Company

3.4                        Equity Investments

3.5.1(a)                   1994, 1995, 1996 and eight-month Interim 1997 Financial Statements

3.5.1(b)                   Liabilities Not Disclosed in the Financial  Statements and the Interim Financial Statements
                           and Undisclosed Liabilities

3.7                        Assets and Leases; Encumbrances

3.8(a)                     Aged  Accounts Receivable

3.8(b)                     Accounts Receivable Over Thirty Days Old

3.9                        Required Consents

3.10                       Changes

3.11                       Litigation

3.12                       Licenses and Permits and Noncompliance with Laws

3.13                       Contracts

3.14.1                     Trademarks, Trade Names, Service Marks, Service Names, Etc.



                                       (i)

3.14.2(i)                  Owned Software

3.14.2(ii)                 Licensed Software, Problems with Software Licenses

3.14.2(iii)                Computer Programming Services Providers and agreements

3.14.2(iv)(a)              Marketing Rights Received

3.14.2(iv)(b)              Marketing Rights Granted to Third Parties

3.15                       Product Warranties and Liabilities

3.16                       Highly Compensated Employees and their Compensation, Union Activities and Labor Disputes

3.17                       Benefit Plans

3.17.8                     Undisclosed Current or Future Liability Under Benefit Plans

3.17.9                     Benefit Plans Providing Deferred or Stock Based Compensation

3.17.10                    Benefit Plans Providing Post Separation Benefits

3.18                       Customers, Addresses, Telephone Numbers and Principal Person of Contact and Problems with
                           Customer

3.19                       Environmental Matters

3.20                       Insurance Matters

3.21                       Related Party Relationships



                                      (ii)